Exhibit 5.1

15 May 2017	Our Ref: DW/AH/WL/M4237-H01577

Melco Resorts & Entertainment Limited

36th Floor, The Centrium

60 Wyndham Street

Central, Hong Kong

Dear Sirs

Melco Resorts & Entertainment Limited

We have acted as Cayman Islands legal advisers to Melco Resorts & Entertainment Limited (the “Company”) in connection with the Company’s registration statement on Form F-3 dated 14 December 2016, including all amendments or supplements thereto (including the Preliminary Supplement and the Final Supplement (each as described below)) (the “Registration Statement”, as also referred to in the Officer’s Certificate (as defined in Schedule 1)), filed with the Securities and Exchange Commission pursuant to Rule 462(e) under the U.S. Securities Act of 1933, as amended, relating to, inter alia, the proposed issuance by the Company of the Company’s Ordinary Shares of a par value of US$0.01 each (the “Ordinary Shares”) or American depositary shares representing the Ordinary Shares. We are furnishing this opinion as an exhibit to the Registration Statement in connection with the offering contemplated under the preliminary prospectus supplement (the “Preliminary Supplement”) and the final prospectus supplement (the “Final Supplement”), each dated May 8, 2017.

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

WALKERS

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of the Cayman Islands, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and is in good standing with the Registrar of Companies in the Cayman Islands.

2.	The authorised share capital of the Company is currently US$73,000,000 divided into 7,300,000,000 Ordinary Shares of par value US$0.01 each.

3.	When (i) such Ordinary Shares have been allotted, issued and fully paid for as contemplated in the Registration Statement and (ii) appropriate entries have been made in the register of members of the Company, the Ordinary Shares to be issued by the Company will be validly issued, allotted and fully paid, and there will be no further obligation on the holder of any of the Ordinary Shares to make any further payment to the Company in respect of such Ordinary Shares.

We hereby consent to the use of this opinion in, and the filing hereof, as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities”, “Legal Matters” and elsewhere in the Preliminary Supplement and the Final Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ WALKERS

WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation of Melco PBL Holdings Limited dated 17 December 2004, the Certificate of Incorporation on Change of Name of Melco PBL Holdings Limited (changing its name to Melco PBL Entertainment (Macau) Limited) dated 9 August 2006, the Certificate of Incorporation on Change of Name of Melco PBL Entertainment (Macau) Limited (changing its name to Melco Crown Entertainment Limited) dated 2 June 2008, the Certificate of Incorporation on Adoption of Dual Foreign Name dated 25 May 2012, the Certificate of Incorporation on Change of Name of Melco Crown Entertainment Limited (changing its name to Melco Resorts & Entertainment Limited ) dated 29 March 2017, the Amended and Restated Memorandum and Articles of Association adopted by special resolution on 29 March 2017, the Amended and Restated Audit and Risk Committee Charter of the Audit and Risk Committee of the Company dated 3 August 2016 and the Register of Mortgages and Charges of the Company dated 12 May 2017, copies of which have been provided to us by the Company and the register of members of the Company dated 11 May 2017, which has been provided to us by Intertrust Corporate Services (Cayman) Limited on behalf of the Company (together the “Company Records”).

2.	A Certificate of Good Standing dated 18 April 2017 in respect of the Company issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

3.	A copy of executed written resolutions of the Board of Directors of the Company dated 8 May 2017.

4.	A copy of executed written resolutions of the Audit & Risk Committee of the Company dated 5 May 2017.

5.	A certificate from the Company Secretary of the Company dated 15 May 2017 (the “Officer’s Certificate”).

6.	The Registration Statement (including the Preliminary Supplement and Final Supplement).

WALKERS

SCHEDULE 2

ASSUMPTIONS

1.	The originals of all documents examined in connection with this opinion are authentic. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals.

2.	The Company Records are complete and accurate and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

3.	The Officer’s Certificate is true and correct as of the date hereof.

WALKERS

SCHEDULE 3

QUALIFICATIONS

1.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing. The term “good standing” as used herein means that the Company is not currently in breach of its obligations to file the annual return, and pay the annual filing fees, due for the current calendar year, and having regard to any grace periods permitted under the Companies Law.